EXHIBIT 10.3

AMENDMENT OF STOCK OPTION PLANS

OLD KENT FINANCIAL CORPORATION

RESOLUTIONS OF THE
BOARD OF DIRECTORS

January 17, 2000

AMENDMENT OF STOCK OPTION PLANS

                    WHEREAS, the Compensation Committee has recommended and this board of directors believes that it would be in the best interests of the Corporation to use the same procedures for determining the "market value" of shares of the Corporation's Common Stock for purposes of all of the Corporation's stock option plans; and

                    WHEREAS, changes in technology have permitted the Corporation to obtain more quickly information on the price of the Corporation's Common Stock on the actual date of grant or exercise;

                    IT IS THEREFORE RESOLVED, that the definitions of the term "Market Value" in the Corporation's Executive Stock Option Plan of 1986, Stock Option Incentive Plan of 1992, and Executive Stock Incentive Plan of 1997 be and are hereby amended in their entirety as follows:

"Market Value" shall equal the mean of the highest and lowest sale prices of shares of Common Stock reported on the New York Stock Exchange (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant or exercise, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

                    FURTHER RESOLVED, that the officers of the Corporation are hereby directed and authorized to execute such documents and take all action that the officers, in their judgement, consider necessary or appropriate to implement these resolutions.

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